Exhibit 10.1

CONSTRUCTION CONTRACT

Between

HECLA LIMITED
LUCKY FRIDAY UNIT

and

CEMENTATION USA INC.

for

Hecla #4-Shaft Project
Sink to 8800L with Centralized Refrigeration

November 17, 2009

This Contract is made and effective November 17, 2009, by and between Cementation USA Inc. (herein called “Contractor”), a Nevada corporation, with a principle place of business at, 11075 South State St, Unit 33, Sandy, Utah, 84070, and Hecla Limited (herein called “Owner”), a Delaware corporation, with a principle place of business at, 6500 North Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408.

This contract supersedes/replaces any and all other actual or assumed contracts or agreements for the stated scope of work.

Whereas, Owner desires to have certain work performed at a location as provided in this Contract, and

Whereas, Contractor desires to perform such work pursuant to the terms and conditions of this Contract.

Now, therefore, in consideration of the promises and mutual covenants of the parties set forth herein, the parties agree as follows:

1 – Contract Documents

The Contract includes the following complementary documents enumerated below.

•       General Conditions

•       Exhibit “A” – Special Conditions

•       Exhibit “B” – Scope of Work

•       Exhibit “C” – Payment Schedule

•       Exhibit “D” – Target Schedule

•       Exhibit “E” – Change Management

2 – Scope of Work

The Contractor shall perform the work specifically described in Exhibit “B”, subject to the requirements of the General Conditions and Exhibit “A”, and any Contract Modifications mutually agreed upon in writing by Owner and Contractor. Such work including, but not limited to, the workmanship, materials, or equipment furnished by Contractor shall be referred to herein as the “Work”. The Work shall be performed at the location or locations described in Exhibit “B”. Such location or locations shall be referred to herein as the “Site”. All personnel, materials or equipment required by Contractor to perform and complete the Work shall be provided by Contractor and approved by the Owner except as specified in Exhibits “A” and “B”, or as subsequently mutually agreed upon in writing.

3 – Work Completion Schedule

3.1           Time is of the essence in this Contact and Contractor shall commence the Work within   0   calendar days after receipt of Notice to Proceed from Owner, and substantially complete the Work in accordance with the Contract Documents no later than  1,532 calendar days after commencement of the Work, as provided in Exhibit “D”.

4 – Contract Price and Payment

4.1           As compensation for the Work, Owner shall pay Contractor in accordance with Exhibit “C” – Payment Schedule.

4.2           Contractor shall submit invoices for progress payments in the form specified in Exhibit “A”, and in the timeframes called for in the Contract Documents. The period covered by each invoice shall be one (1) calendar month ending in the last day of the month. Owner shall review and approve payment in accordance with the General Conditions, and make such payment, less any retention, within thirty (30) calendar days after approval according to its standard business practices.

4.3           Contactor shall submit the invoice for final payment when the Work has been completed and Contractor has received written notification that Owner has accepted the Work.

4.4           All invoices shall include the contract number and title clearly noted on the first page. Invoices for progress and final payment shall be submitted to:

Attn:
Dave Berberick
Project Manager
Hecla Limited
Lucky Friday Unit
P.O. Box 31
I-90 - Exit 69 (Old Highway 10) Mullan, Idaho 83846

5 – Notices

All notices required under this Contract shall be in writing, and deemed given and effective when physically received by the respective representatives of Owner and Contractor, as enumerated below:

For Owner: Original:

Attn:
Dave Berberick
Project Manager
Hecla Limited
Lucky Friday Unit
P.O. Box 31
I-90 - Exit 69 (Old Highway 10) Mullan, Idaho 83846
Telephone: 208.744.1751 x 2250
Fax: 208.744.1690
e-mail: dberberick@hecla-mining.com

For Contractor:	Attn: Mike Nadon President Cementation USA Inc. 11075 South State St. Unit Number 33 Sandy, Utah, 84070 Telephone: 801.990.1750 Fax: 801.990.1751 e-mail: mike.nadon@cementation.us

6 – Miscellaneous Provisions

6.1           Independent Contractor. Contractor agrees to perform the Work governed by this Contract as an independent contractor, and not as an agent or employee of Owner.

6.2           Severability. Should any portion or provision of this Contract be found to be null and void or otherwise unenforceable in law or in equity all other provisions of this Contract shall remain unchanged and in full force and effect.

6.3           Successors and Assigns. The Owner and Contractor each binds itself, and to the extent permitted herein, its successors and assigns, to the other party, and to the extent permitted herein, the other party’s successors and assigns, in respect to all covenants, agreements and obligations contained in this Contract.

6.4           No Presumption Based on Authorship. No provision of this Contract shall be construed against or in favor of any party by virtue of authorship or purported authorship thereof.

6.5           Entire Agreement. This Contract sets forth the complete understanding of the parties as of the date first above stated, supersedes any and all agreements and representations made or dated prior hereto concerning the Work, and may be amended only in writing by mutual agreement of both Owner and Contactor.

6.6           Governing Law. This Contract shall be governed by and interpreted in accordance with the laws and regulations of the State of Idaho, without reference to its conflict of law’s provisions. Venue for any action to enforce this Contract shall be Kootenai County, State of Idaho.

6.7           Prevailing Party. The prevailing party in any dispute arising hereunder shall be entitled to an award of its reasonable attorney fees and costs.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date and year first above written.

HECLA LIMITED	CEMENTATION USA, INC.

By:	By:

Print Name:	Print Name:

Title:	Title:

GENERAL CONDITIONS

1 – General Provisions

1.1           Intent. The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work by the Contractor. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all. Performance by the Contractor shall be required only to the extent consistent with the Contract Documents and reasonably inferable from them as being necessary to produce the intended results.

1.2           Contract Document Organization. The organization of Contract Documents into divisions, sections, articles or other means of indexing are not intended to influence the Contractor in its division of Work among Subcontractors or its establishment of the extent of the Work to be performed by any trade.

1.3           Definitions.

(i)
Change Notice: A written notice by the Owner or Contractor, signed by Owner or the Project Manager, issued on or after the Effective Date of the Contract ordering addition, deletion or revision in the Work, or responding to differing or unforeseen physical conditions under which the Work is to be performed or to emergencies. A Change Notice is evidence the parties expect the change documented may be incorporated into the Contract as a Contract Modification following negotiations by the parties as to its effect, if any, on the Target Price or Target Schedule or terms of the Contract.

(ii)
Project Manager: The Project Manager is the party designated by the Owner, in writing, to act as its representative at the Site during the term of the Contract. The Project Manager’s limit of authority, with respect to administering the Contract, is defined in these General Conditions and the Special Conditions.

(iii)	Contract: The Contract represents the entire and integrated agreement between the parties hereto and supersedes all prior negotiations, representations or agreements, either written or oral.

(iv)
Contract Documents: The Contract Documents establish the rights and obligations of the parties and include the Contract, the Notice to Proceed, the Bonds (if any), these General Conditions, the Special Conditions, the Scope of Work, together with all Contract Modifications and Extra Work Orders. The Contract Documents do not include the Contractor’s Shop Drawings and samples.

(v)
Contract Modification: A written amendment signed by Contractor and Owner that authorizes an addition, deletion, or revision to the Work, or an adjustment in the Target Price or Target Schedule or terms of the Contract.

(vi)	Target Price: The estimated amount payable by Owner to Contractor for completion of the Work in accordance with the Contract Documents.

(vii)	Target Schedule: The number of estimated calendar days stated in Part 3 of the Contract and milestones stated in the Scope of Work to achieve intermediate completion dates and Substantial Completion

(viii)	Day: The term “day” shall be synonymous with the term “calendar day” wherever used in this Contract.

(ix)	Extra Work Order: A written directive issued by Owner or Project Manager, and accepted by Contractor, authorizing addition to the Scope of Work and adjustment to the Target Price or Target Schedule.

(x)
Field Order: A written directive issued by Owner or Project Manager, and accepted by Contractor, which requires minor changes in the Work but which does not require a change in the Target Price or the Target Schedule.

(xi)	Milestone: A principal event specified in the Scope of Work relating to an intermediate completion date or time prior to Substantial Completion of all the Work.

(xii)	Notice to Proceed: The written notice given by Owner to Contractor fixing the date on which the Target Schedule will commence to run and on which Contractor shall start to perform the Work.

(xiii)
Owner’s Project Manager: An Owner employee or agent designated by Owner, in writing, to act as its representative during the term of the Contract. This individual shall have full authority to act on Owner’s behalf as shown in Section 3.1.

(xiv)	Project: The Project is the total construction of which the Work performed under the Contract may be the whole or a part and which may include work by the Owner or by other contractors.

(xv)
Samples: Physical examples of materials, equipment or workmanship that are representative of some portion of the Work and which establish the standards by which such portion of the Work will be judged.

(xvi)
Shop Drawings: All graphical illustrations, schedules and other information which are specifically prepared or assembled by or for the Contractor and submitted by Contractor to illustrate some portion of the Work.

(xvii)
Site: Locations indicated in the Scope of Work as being provided by Owner upon which the Work is to be performed, including rights-of-way and easements for access thereto, and such other areas furnished by Owner which are designated for the use of Contractor.

(xviii)	Special Conditions: That part of the Contract Documents that amends or supplements these General Conditions.

(xix)
Specifications: That part of the Scope of Work consisting of written technical descriptions, prepared or assembled by or for the Owner, of materials, equipment, systems, standards and workmanship that apply to the Work.

(xx)	Subcontractor: A person or organization having a direct contract with Contractor for performance of a part of the Work at the Site.

(xxi)	Sub-subcontractor: A person or organization having a direct contract with any Subcontractor for performance of a part of the Work at the Site.

(xxii)
Substantial Completion: The time in which the Work, or a specified part thereof, has progressed to the point where, in the reasonable opinion of Owner or Project Manager, the Work, or specified part thereof, is sufficiently complete in accordance with the Contract Documents so that the Work, or specified part thereof, can be used for the purposes for which it is intended.

(xxiii)	Technical Drawings: That part of the Scope of Work, prepared or assembled by or for the Owner, which graphically shows the extent and character of the Work to be performed by the Contractor.

1.4           Ownership of Contract Documents and Copies. All documents comprising or relating to the Contract, and copies thereof, furnished by Owner to Contractor are and shall remain the Owner’s property. Said documents are not to be published or used by the Contractor on any other project and, with the exception of one (1) complete set for the Contractor, are to be returned to the Owner upon completion of the Work or promptly upon receipt of written notice by the Owner. This clause shall not apply to proprietary, non-design documents provided by Contractor or other party.

1.5           Confidentiality. Contractor shall not disclose its contract with Owner, the purpose of the Contract, or any portion thereof, or any aspect of the Work or the Project to any third party without the prior written consent of Owner. No distribution of the Confidential Information (as defined herein), or any portion thereof, shall be made by the Contractor, without the prior written consent of Owner. All knowledge and information acquired by the Contractor or any Subcontractor or Sub-subcontractor hereunder shall be and remain the confidential and proprietary information of Owner (“Confidential Information”). Contractor, Contractor’s employees, agents, Subcontractors and Sub-subcontractors shall maintain strict security over all knowledge and Confidential Information acquired or developed by them during the performance of this Contract, and shall not divulge any such Confidential Information directly or indirectly to any third party, other than the authorized representatives of Owner, without the prior written consent of Owner. Confidential Information shall not include:

(i)	information which is or properly becomes part of the public domain;

(ii)	information which is already in the Contractor’s possession at the time of disclosure by Owner;

(iii)	information disclosed to the Contractor by a third party who did not receive the same from the disclosing party, directly or indirectly, under an obligation of confidentiality; or

(iv)	information authorized in writing by Owner to be treated as non-confidential information.

1.6           Recruitment of Employees Prohibited. During the term of this Contract, Contractor and Owner shall not, except with the prior written approval of the other, solicit the employment of the other party’s employees. Contractor shall not recruit an employee of another on-site contractor without written permission from such contractor, proof of layoff, or thirty (30) days after an employee’s termination from such contractor.

1.7           Use of Owner’s Name Prohibited. Contractor shall not, without prior written consent from Owner in each instance:

(i)	use in advertising, publicity or otherwise the name of Owner or Owner personnel, nor any trade name, trademark or logo owned by Owner;

(ii)	represent, directly or indirectly, that any product provided or any Work performed by the Contractor has been approved or endorsed by Owner;

(iii)	take or use photographs of Owner property or Owner personnel.

Nothing in this Section will be construed to prevent Contractor from fully complying with any subpoena or court order issued by a court with jurisdiction.

1.8           No Oral Waiver. The provisions of this Contract cannot be amended, modified, varied or waived in any respect except by a written modification signed by the Owner. The Contractor is hereby given notice that no person has authority to orally waive, or to release the Contractor from, any of the Contractor’s duties or obligations under or arising out of this Contract. Any waiver, approval or consent granted to the Contractor shall be limited to those matters specifically and expressly stated thereby to be waived, approved or consented to and shall not relieve the Contractor of the obligation to obtain any future waiver, approval or consent. Despite any prior waiver, approval or consent as to any particular matter, the Owner may at any time require strict compliance with the Contract as to any other matter.

1.9           Force Majeure. Neither party shall be liable to the other for failure to perform its obligations hereunder if and to the extent such failure to perform results from reasonably unforeseen causes beyond its reasonable control, all of which causes herein are called “force majeure,” including, but not limited to, strikes; civil disturbances; fires; floods; unusual climatic conditions; acts of God; or acts of public enemy. Financial difficulty shall not be considered a cause beyond a party’s control. The party unable to perform as a result of force majeure shall promptly notify the other at the beginning and ending of each such period. Contractor shall be compensated for all Work completed up to the date of the beginning of such period of force majeure as provided in the Contract Documents. If any period of force majeure continues for thirty (30) days or more, either party shall have the right to terminate the Contract upon ten (10) days’ prior written notice to the other party after the above period of force majeure.

2 – Contractor

2.1           Contractor’s Supervision. Contractor shall supervise and direct the Work, using its best skill and attention. Contractor shall employ a competent site manager, and any necessary assistants, who shall be in attendance at the Site during the progress of the Work. The site manager shall not be changed except with the written consent of the Owner except under extraordinary circumstances. The site manager shall be Contractor’s representative and shall have authority to act on behalf of Contractor. All written communications and instructions given to or received from the site manager shall be binding on Contractor.

2.2           Means and Methods of Contractor. Subject to requirements specifically called out in either the Special Conditions or Scope of Work, Contractor shall be solely responsible for all construction means, methods, techniques, sequences, coordination of Contractor’s Subcontractors and Sub-subcontractors, scheduling and procedures, for all cleanup and for all safety and weather precautions and programs, in connection with the Work.

2.3           Means and Methods Specified by Owner. Contractor shall use means, methods, techniques, sequences and procedures designed or specified by the Owner when specifically called for in either the Special Conditions or Scope of Work for applicable portions of the Work. Contractor shall not be responsible for the negligence of Owner in the design or specification of a specific means, method, technique, sequence or procedure which is expressly required by the Scope of Work, however Contractor shall be responsible for promptly notifying the Owner in writing if Contractor reasonably believes such means, method, technique, sequence or procedure will not allow Contractor to complete the Work in accordance with the intent of the Contract Documents. In the event Contractor submits such notice, it shall include with the notice Contractor’s specific recommended remedy. Contractor shall not proceed with the affected portion of the Work without written authorization from Owner. Contractor may be entitled to an adjustment to the Target Price or Target Schedule, or both if it submits its claim in accordance with the Contract.

2.4           Contractor to Provide Skilled Workforce. Contractor shall employ, or cause to be employed, on or in connection with the performance of the Work only persons who are fit and skilled in the work assigned.  Contractor shall ensure that the Work is under the control and supervision of a person who has not less than 5 years current and consecutive experience directly relevant to Work. Contractor shall at all times enforce, or cause to be enforced, strict discipline and good order among the persons employed on the Work. Should any person be employed by Contractor, or by any Subcontractor, upon or about the Site, whom Owner, in good faith, considers to be contrary to Owner’s best interest then Contractor shall, and upon written request of Owner, permanently remove such person from the Site.

2.5           Responsibility for Acts of Contractor Employees and Subcontractors. Contractor shall be responsible to the Owner for the acts and omissions of its employees and agents. Contractor shall also be responsible to the Owner for the acts and omissions of its suppliers, Subcontractors and Sub-subcontractors, their agents and employees, and other persons performing any of the Work, in the same manner as if they were the acts and omissions of persons directly employed by Contractor.

2.6           Contractor’s Working Hours. Subject to the requirements of the Special Conditions and Scope of Work, all work at the Site shall be performed during regular working hours, as defined in the Special Conditions, and Contractor shall not schedule performance of the Work on Saturday, Sunday or any legal holiday without Owner’s prior written consent. The cost resulting from any additional working hours requested by Contractor, and authorized by Owner, shall be shall be reviewed and approved by the Owner prior to payment.

2.7           Services, Materials and Equipment Associated with the Work. Subject to the requirements of the Special Conditions or Scope of Work, Contractor shall provide and assume full responsibility for all services, materials, permanent equipment, labor, transportation, construction equipment, tools, all temporary facilities and other incidentals necessary for the performance and completion of the Work.

2.8           Contractor Furnished Materials and Permanent Equipment. All materials and permanent equipment incorporated into the Work shall be as specified or, if not specified shall be good quality and new, except as otherwise provided in the Scope of Work. All warranties and guarantees specifically called for in the Scope of Work shall expressly run to the benefit of Owner. If required by Owner, Contractor shall provide satisfactory written evidence as to the source, kind and quality of materials and permanent equipment. All materials and permanent equipment furnished by Contractor shall be stored, protected, erected, assembled, installed, cleaned and conditioned in accordance with the instructions of the applicable supplier or the Contract Documents if no supplier instructions exist. Contractor shall cause all materials and permanent equipment to be delivered to the Site in such a manner that will assure the timely progress and completion of the Work but will not encumber the Site. Materials and permanent equipment delivered to the Site for incorporation in the Work shall not be removed from the Site without the written consent of, or unless directed by, the Owner, provided the Owner has accepted the materials for invoice.

2.9           Owner Furnished Materials and Permanent Equipment. The list of Owner furnished materials and permanent equipment, to be incorporated into the Work by Contractor, is as described in the Contract Documents. Owner shall issue these materials and permanent equipment upon Contractor’s request or as provided in the Contract Documents. Owner and Contractor shall inspect the materials and permanent equipment at the time Owner issues such material and permanent equipment to Contractor. Contractor shall promptly submit to Owner a description of the physical condition at time of issue. Responsibility for protection and risk of damage or loss to Owner furnished materials and permanent equipment shall pass to Contractor at time of issue. Said responsibility shall remain with Contractor until substantial completion of the Work or written acceptance by Owner of the portion of the Work the materials and permanent equipment have been incorporated into.

2.10         Compliance with Laws and Regulations Applicable to the Work. Contractor shall comply with all laws and regulations applicable to the performance of the Work that are in force during the term of the Contract. Except where specifically required by applicable laws and regulations, Owner shall not be responsible for monitoring Contractor’s compliance with any laws or regulations. If Contractor performs any Work knowing or having reason to know it is contrary to applicable laws or regulations, Contractor shall bear all claims, costs, losses and damages arising out of or relating to such Work.

2.11         Duty to Report Discrepancies in Contract Documents. In the event during the performance of the Work Contractor discovers any conflict, error, ambiguity or discrepancy within the Contract Documents or between the Contract Documents and any provision of any law or regulation applicable to the Work, Contractor shall promptly notify Owner in writing. Contractor shall not proceed with the Work affected thereby until a Field Order, Extra Work Order or Change Notice has been issued by Owner. Contractor shall be liable for all costs associated with proceeding unilaterally with Work affected thereby without written directive from Owner if Contractor knew or reasonably should have known of the conflict, error, ambiguity or discrepancy.

2.12         Payment of Taxes. Unless otherwise provided in the Contract Documents, Contractor shall pay, or cause to be paid, all import duties and sales, consumer, use, excise, value added and ad valorem taxes required to be paid in connection with the Work or upon materials, tools or equipment brought to the Site or used in the Work. If any of the foregoing taxes are not paid in a timely manner, Owner may withhold the amount of any such taxes from any amounts owing to the Contractor under the Contract, submit the withheld amount to the appropriate taxing authority on behalf of the Contractor or its Subcontractors or Sub-subcontractors and offset said amount against the Contract amount.

2.13         Permits. Contractor shall obtain and pay for all governmental fees, permits and business licenses which the Owner is not specifically required to provide and pay for under the Contract. Permits which Owner maintains are listed in Special Conditions.

2.14         Patents, Royalties and Licenses. Contractor shall pay all royalties and license fees incident to the use of any invention, design, process or device which is the subject of patent rights or copyrights held by others, all of which shall be deemed included in the Target Price. Contractor shall not unlawfully use or install any patented or copyrighted article and shall indemnify Owner from and against all actions, suits, judgments, losses, costs or expenses, including attorneys’ fees, arising out of any claims for infringement of, or otherwise related to, any patent rights or copyrights. In the event of any injunction or legal action arising out of any such infringement which has the effect of delaying the Work, Owner reserves the right to require Contractor to substitute such other articles of like kind which will make it possible to proceed with and complete the Work, and all costs and expenses occasioned thereby shall be borne by Contractor.

2.15         Progress Schedule. Subject to the requirements of the Contract Documents, Contractor shall develop and maintain a progress schedule that accurately reflects the status of the Work. Contractor shall be responsible for ensuring its progress schedule is coordinated with Owner’s master schedule for the Project. Updated copies of Contractor’s schedule shall be promptly furnished to Owner, in accordance with the Contract Documents, or upon written request. Contractor shall promptly notify Owner if Contractor knows, or should have reasonably known, that Contractor’s progress is not in accordance with the Target Schedule or Milestones then in effect.

2.16         Owner Access to the Work. Contractor shall allow Owner, or any person or entity authorized by Owner, reasonable access to the Work at all times as required by the Owner.

2.17         Shop Drawings, Samples and Other Submittals. Contractor shall submit all shop drawings, samples and other information as specifically required in the Contract Documents to the Owner. Owner will review and approve of such shop drawings and will respond to Contractor in thirty (30) days; samples and other information shall be in accordance with the Contract Documents. Costs associated with re-submittal of incomplete, incorrect or otherwise deficient shop drawings, samples and other information, or delays attributable to the requirement to re-submit such shop drawings, samples and other information by shall be reviewed and approved the Owner prior to payment.

2.18         Contract Records. Contractor shall maintain a complete set of Contract Documents, including all pending Change Notices, Contract Modifications, Field Orders, Extra Work Orders, approved shop drawings, approved samples and other approved submittals for its use at the Site. Contractor shall allow Owner reasonable access at all times to such records.

2.19         As-Built Drawings and Specifications. Subject to the requirements of the Contract Documents, Contractor shall maintain an up-to-date set of as-built drawings and specifications at the Site, and shall allow Owner and Project Manager reasonable access at all times to such documents.

2.20         Contractor Use of the Site. Subject to the provisions in the Contract Documents, Contractor shall have full access to the Site, and other areas associated with the Work, provided such access does not unreasonably affect Owner’s activities. Contractor shall confine construction equipment, the storage of materials and permanent equipment and the operation of its employees, agents, Subcontractors and Sub-subcontractors to the Site and other areas as permitted by Owner, and shall not unreasonably encumber the Site or other areas with construction equipment, or materials or permanent equipment. Contractor shall notify Owner in writing at least ten (10) days in advance of Contractor activities that may affect Owner’s activities. In the event Contractor believes it needs expanded use of the Site or areas associated with the Work, Contractor shall submit a written request to Owner at least ten (10) days in advance of the expected need. Owner may, at its sole and reasonable discretion, grant Contractor’s request or deny it without any liability to Owner.

2.21         Periodic and Final Clean-up Associated with the Work. Subject to the requirements of the Contract Documents, Contractor shall keep the Site and other areas associated with the Work free of accumulations of waste materials, rubbish and other debris. Contractor shall be responsible for complying with all applicable laws and regulations related to the removal and disposal of such waste materials, rubbish and other debris. Prior to Substantial Completion of the Work, Contractor shall clean the Site in accordance with the Contract Documents and make it ready of utilization by Owner. At the completion and acceptance of the Work, Contractor shall remove from the Site, and other areas associated with the Work, all of Contractor’s tools, appliances, construction equipment and machinery and surplus materials and shall restore to original condition all areas not designated for alteration by the Contract Documents.

2.22         Contractor’s General Warranty. In addition to any specific warranties or guarantees called for in the Contract Documents, Contractor shall provide Owner a written one (1) year warranty covering Contractor’s workmanship and materials and permanent equipment furnished by Contractor incorporated into the Work. In addition, Contractor’s warranty shall cover workmanship related to installation of Owner furnished materials and permanent equipment. The form of Contractor’s general warranty shall be as provided in the Contract Documents. Contractor’s warranty shall exclude defects or damage caused by abuse, modification or improper maintenance by Owner, or Owner’s employees and agents during the warranty period, and shall exclude normal wear and tear under the intended normal usage.

2.23         Contractor Obligation to Continue the Work. Contractor shall carry out the Work and adhere to the work schedule during all disputes with Owner. No Work shall be delayed or postponed pending resolution of any disputes, except as provided for in Section 2.11 and Article 15, or as Owner and Contractor may agree to in writing.

3 – Owner

3.1           Designation of Owner Project Manager. Owner shall designate one of its employees or agents to be the Project Manager who shall issue to or receive from Contractor all communications related to performance of the Work.  Owner shall have the right to replace the Project Manager at any time without invalidating any portion of the Contract.  Contractor shall not be entitled to any adjustment of Contractor’s Compensation or Target Schedule in the event Owner replaces the Project Manager.  Unless specifically stated otherwise in the Contract Documents, the Project Manager’s authority shall be limited to:

(i)	monitoring of Contractor’s progress and general compliance with the Contract, and keeping Owner apprised of same;

(ii)	administration of initiating Contract Modifications and review of Contractor claims;

(iii)	coordinating the issue of Owner furnished data, as provided in the Contract Documents, to Contractor;

(iv)	administration of Owner furnished inspection and testing activities;

(v)	coordination of Owner, Contractor, and other contractor activities, including maintenance of Owner’s master project schedule;

(vi)	initiating extra work orders, stop orders and other directives to Contractor as required by Owner;

(vii)	coordination of the receipt, sorting, protection and issue to Contractor of Owner furnished materials and permanent equipment;

(viii)	administering the close-out of the Contract after acceptance of the Work by Owner, and

(ix)	any other responsibilities or authorities granted by Owner to Project Manager in writing at any time during the performance of the Work.

3.2           Designation of Construction Manager. Owner shall have the right to appoint a Construction Manager.

3.3           Owner Obligation to Furnish Data. Owner shall promptly furnish to Contractor the data required of Owner by the Contract Documents.

3.4           Owner Furnished Permits. Owner shall be responsible for procuring all permits which as prescribed by applicable laws and regulations it must obtain in its name. Owner shall take reasonable measures to ensure such permits are obtained prior to the commencement of the Work or portions of the Work, and shall keep Contractor apprised of the status of all permits that affect any part of the Work.

3.5           Easements. Owner shall provide all easements necessary to perform the Work or portions of the Work, and shall take reasonable measures to ensure such easements are obtained prior to the commencement of the Work or portions of the Work and shall keep Contractor apprised of the status of all permits that affect any part of the Work.

3.6           Restriction of Contractor Use of Site or Areas Associated with the Work. Owner shall have the right to restrict Contractor’s use of Site and areas associated with the Work at any time with three (3) days written notice to Contractor. In addition, Owner may direct Contractor to relocate Contractor’s stored materials, equipment or temporary facilities. Contractor shall promptly comply with all such directives, and shall be entitled to an adjustment in Contractor’s Compensation provided it submits its claim in accordance with Article 14.

3.7           Surveys and Reference Points. Owner shall provide to Contractor the surveys and reference points described in the Contract Documents, and shall take reasonable measures to ensure such surveys and reference points are established prior to commencement of the Work. Contractor shall take reasonable measures to confirm such surveys and reference points are suitable to perform the Work or portions of the Work, and shall provide Owner with written notice of its findings within three (3) days of making such findings. In the event Contractor notifies Owner that the surveys and reference points are not suitable to perform the Work or portions of the Work, Contractor shall not proceed with the affected portions of the Work until it has received written directions as to how to proceed from Owner. Failure of the Contractor to so confirm and notify shall constitute an acceptance of the surveys and reference points as suitable for the Contractor’s Work. Costs associated with correcting deficient Work due to unsuitable surveys and reference points shall be reviewed and approved by the Owner prior to payment.

3.8           Owner Right to Use Site Prior to Substantial Completion. In addition to Owner’s specific rights to use portions of the Site prior to substantial completion as provided in the Contract Documents, Owner may, at its option, use other portions of the Site with written notice submitted to Contractor at least five (5) days prior to date of Owner’s use. In the event Owner elects to use such portions of the Site not specifically provided for in the Contract Documents, Contractor shall be entitled to an adjustment in Contractor’s Compensation or Target Schedule, or both, provided it submits its claim in accordance with Article 14. However, Contractor shall not be entitled to any adjustment of Target Price or Target Schedule or both if Owner at any time decides not to proceed with its use of such portions of the Site.

3.9           Owner Right to Use Substantially Completed Portions of Work. Owner may use, at Owner’s option any substantially completed portion of the Work which has been specifically identified in the Contract Documents, or which Owner and Contractor agree in writing constitutes a separately functioning and usable portion of the Work that can be used by Owner without significant interference with Contractor’s performance of the remainder of the Work as mutually agreed between Owner and Contractor. Owner shall be allowed to use such substantially completed portions at no additional cost to Owner, and Contractor shall not be entitled to an adjustment of Target Schedule due to Owner’s use of such substantially completed portions.

3.10         Owner Furnished Utilities. Owner shall provide the utilities described in the Contract Documents. In the event Contractor needs additional utilities beyond that provided by Owner to perform the Work, then Owner shall issue Contractor a Work Order pursuant to Section 13.

4 – Subcontractors

4.1           No Contractual Relationship between Owner and Subcontractors. Nothing contained in the Contract shall create any contractual relationship between Owner or its representatives and any Subcontractor or Sub-subcontractor.

4.2           Award of Subcontracts. Contractor shall, prior to awarding any subcontract, notify Owner in writing of the names of all Subcontractors proposed for the parts of the Work and shall include with such notice proof of insurance required by this Contract for any proposed Subcontractor. Owner reserves the right to require such lists and information regarding any proposed Sub-subcontractors. Contractor shall also advise Owner in writing of any Subcontractor or Sub-subcontractor with which it shares any business relationship or financial interest, and of the nature and extent of any such relationship or interest. No Subcontractor or Sub-subcontractor shall be engaged if reasonably objected to by Owner; provided, however, that if Owner does not take exception to the Subcontractor or Sub-subcontractor in writing within fifteen (15) days of its receipt of such notification, such Subcontractor or Sub-subcontractor shall be deemed acceptable to Owner. Owner shall not be liable to Contractor in any manner arising out of Owner’s objection to a proposed Subcontractor or Sub-subcontractor. Contractor shall not terminate the employment of a Subcontractor or Sub-subcontractor engaged in the Work prior to the expiration of that subcontract without good cause shown. Contractor shall notify Owner at least ten (10) days prior to terminating a subcontract. Such notice shall include Contractor’s justification for termination. Contractor shall be responsible for all costs arising out of the termination of a subcontract and such costs shall be included in the Target Price and Target Schedule only after written approval by the Owner.

4.3           Subcontractors.  Prior to entering into any subcontracts, Contractor shall consult with Owner, and obtain Owner’s written approval of the Subcontractor, including form, price and duration of the subcontract.

4.4           Subcontractor Removal Directed by Owner. Each subcontract shall provide for the Subcontractor’s permanent removal from the Site by Contractor if, in the Owner’s reasonable opinion, the Subcontractor fails to comply with the requirements of the Contract insofar as the same may be applicable to its portion of the Work; and each Subcontractor shall be required to insert a similar provision in each of its sub-subcontracts. In the event of any such failure by the Subcontractor or Sub-subcontractor to comply with the requirements of the Contract, such Subcontractor or Sub-subcontractor, as the case may be, shall be removed immediately from the Work and shall not again be employed on the Work. The Contractor shall be responsible for all costs and expenses arising out of a failure to pay for labor or materials and such costs shall be included in the Target Price and Target Schedule only after written approval by the Owner.

4.5           Subcontractor Payment. Contractor shall promptly pay each Subcontractor, upon receipt of payments from the Owner, an amount equal to the percentage of completion allowed to Contractor on account of such Subcontractor’s portion of the Work. Contractor shall also require each Subcontractor to make similar payments due any Sub-subcontractor, if applicable.

5 – Construction by Owner or Other Contractors

5.1           Owner’s Right to Perform Work on Project. Owner reserves the right to perform construction or conduct its normal operations related to the Project with Owner’s own forces.

5.2           Owner’s Right to Award Separate Contracts. Owner reserves the right to award separate contracts in connection with other portions of the Project or other construction operations on the site on any terms and conditions Owner deems reasonable. When separate contracts are awarded the term “Contractor” in the Contract Documents in each case shall mean the contractor who executes each separate contract.

5.3           Owner Responsibility to Coordinate. Owner shall coordinate the activities of Owner’s forces and each separate contractor with the Work of Contractor. Owner shall be responsible for maintaining a master project schedule documenting planned and actual sequencing and coordination of Contractor, Owner and separate contractor activities.

5.4           Contractor Duty to Cooperate. Contractor shall cooperate with Owner’s forces and each separate contractor, and shall participate in reviewing their respective construction schedules when directed by Owner to do so. Contractor shall afford all separate contractors and Owner reasonable opportunity for the introduction and storage of their materials and equipment, and performance of their work and shall connect and coordinate Contactor’s Work with such other work as required by the Contract Documents. Contractor shall ensure its construction schedule accurately reflects the information contained in Owner’s master construction schedule.

5.5           Contractor’s Responsibility to Verify Work of Others. If the execution of any part of the Work depends upon any work of Owner or of any separate contractor, Contractor shall, prior to proceeding with the Work, inspect and promptly report to the Owner in writing any apparent discrepancies or defects in such work of the Owner or of any separate contractors that render it unsuitable for the proper execution of any part of the Work. Failure of the Contractor to so inspect and report shall constitute an acceptance of the Owner’s or separate contractor’s work as fit and proper to receive the Contractor’s Work, except as to defects which may develop in the Owner’s or separate contractor’s work after completion of the Work, and which the Contractor could not have reasonably discovered by its inspection prior to completion of the Work.

5.6           Costs due to Failure to Cooperate to be Borne by Responsible Party. Costs caused by delays or by improperly timed or sequenced activities, or by defective work shall be included in the Target Price and Target Schedule only after written approval by the Owner.

5.7           Claims and Disputes by Separate Contractors Against Contractor. Should Contractor cause damage to the work or property of any separate contractor on the Project, or to other work on the Site, or delay or interfere with any separate contractor’s work, Contractor shall be liable for the same; and, in the case of a separate contract, Contractor shall attempt to settle said claim with such separate contractor prior to such separate contractor’s institution of litigation or other proceedings against Contractor. Contractor shall promptly remedy said damage to the work or property of any separate contractor. If so requested by the parties to the dispute, Owner may, but shall not be obligated to, arbitrate the dispute, in which event the decision of Owner shall be final and binding on the parties to the dispute. If any separate contractor sues Owner on account of any damage, delay or interference caused or alleged to have been so caused by Contractor, Owner shall notify the Contractor promptly who shall indemnify the Owner regarding such proceedings, at Contractor’s expense.

5.8           Claims and Disputes by Contractor Against Separate Contractors. Should any separate contractor cause damage to the Work or to the property of Contractor or cause delay or interference with Contractor’s performance of the Work, Contractor shall present to such separate contractor any claims it may have as a result of such damage, delay or interference, and shall promptly submit an information copy to Owner, and shall attempt to settle its claim against such separate contractor prior to the institution of litigation or other proceedings against such separate contractor. If so requested by the parties of the dispute, Owner may, but shall not be obligated to, arbitrate the dispute, in which event the decision of Owner shall be final and binding on the parties to the dispute. In no event shall Contractor seek to recover from Owner, and Contractor hereby represents that it will not seek to recover from Owner, any costs, expenses or losses incurred by Contractor as a result of any damage to the Work or property of Contractor or any delay or interference caused or allegedly caused by any separate contractor.

5.9           Owner’s Right to Settle Disputes Regarding Clean-up. If a dispute arises between Contractor and any separate contractor as to the responsibility for cleaning as required by the respective contracts, Owner reserves the right to apportion responsibility for the cost of clean-up as it deems reasonable. In this event, Owner shall promptly provide each responsible contractor written notice of the clean-up cost apportionment and Owner’s decision shall be final and binding on the responsible parties, who shall promptly comply with such decision. The responsible contractors shall have five (5) days to complete their portion of the clean-up. If any responsible contractor fails to complete the clean-up within the time allowed, Owner may perform the clean-up by any means it deems reasonable and charge the responsible contractor for the actual costs.

6 – Inspection of the Work and Correction of Deficiencies

6.1           Inspection and Testing Requirements. Inspection and testing requirements, and the designation of the parties responsible for carrying out such inspections and testing, shall be as provided in the Contract Documents. Contractor shall make all reasonable provisions in the timing and sequencing of its activities to allow such inspections and testing to be performed, and the results thereof to be evaluated by Owner, in a timely manner so as to not impede the progress of the Work.

6.2           Owner Furnished Inspection and Testing. Where the Contract Documents call for Owner furnished inspection and testing, Contractor shall keep itself apprised as to when such inspections or testing are required and shall give Owner timely notice of readiness for all such inspections or testing. The cost of providing access for Owner furnished inspection and testing shall be reviewed and approved by the Owner prior to payment. Owner shall pay for the direct cost of inspections and testing under this Section. The results from any inspections or testing under this Section shall be promptly provided by Owner to Contractor after Owner’s receipt and review of same.

6.3           Contractor Furnished Inspection and Testing. Where the Contract Documents call for Contractor furnished inspection and testing, also referred to as the Contractor QA/QC Program, Contractor shall ten (10) days prior to commencing any Work affected by said inspection and testing shall submit to Owner documentation of Contractor’s QA/QC Program, including a list of all labs, inspectors and other services Contractor intends to employ to carry out its responsibilities under this Section. Owner shall review Contractor’s QA/QC Program to confirm compliance with the Contract Documents. Costs associated with re-submittal of incomplete, incorrect or otherwise deficient Contractor QA/QC Program and delay attributable to the requirement to re-submit the QA/QC Program shall be reviewed and approved by the Owner prior to payment. Contractor shall give Owner timely notice of readiness for all Contractor furnished inspections or testing, and Owner shall have the right, but not obligation, to witness the same. Contractor shall promptly furnish copies of all inspection and testing results upon receipt of same by Contractor.

6.4           Notice of Defects. Owner shall promptly issue written notice of all defective Work identified by any inspections or testing. Such notice will specify whether the defective Work is to be corrected or replaced in part or in its entirety. Upon receipt of notice of defects Contractor shall promptly remedy such defects in accordance with Section 6.8.

6.5           Covering of Work without Owner Authorization Prohibited. Any Work, or work of others, that is to be inspected, tested or approved that is covered by Contractor without written authorization of Owner must be uncovered by Contractor promptly upon Owner’s written directive. In this event, Contractor cost of uncovering, and subsequent re-covering, of such work regardless if such work proves to be acceptable or defective shall be reviewed and approved by the Owner prior to payment.  These costs will be included in the Target Price and Target Schedule only after written approval by the Owner.

6.6           Uncovering of Work. In the event the Owner reasonably believes Work, that is not subject to inspection, testing or approval as provided in the Contract Documents, is defective and has been covered by Contractor, then Owner shall have the right to direct Contractor to uncover such Work to allow Owner to perform any inspections or tests it deems reasonable to evaluate the Work. The cost of uncovering, inspecting, testing, re-covering and replacement shall be borne by the parties as follows:

(i)
In the event the Work proves defective, Contractor cost of the Owner’s inspection and testing, in addition to the cost of uncovering and of replacing the defective Work shall be reviewed and approved by the Owner prior to payment. Owner shall promptly furnish Contractor with proof of the actual cost of such inspection and testing.  These costs will be included in the Target Price and Target Schedule only after written approval by the Owner.

(ii)
In the event the Work proves acceptable as defined in the Contract Documents, Owner shall review and approve the Contractor cost of uncovering and re-covering the Work prior to payment. Contractor may also be entitled to an adjustment in Target Schedule provided it submits its claim in accordance with Article 14.  These costs will be included in the Target Price and Target Schedule only after written approval by the Owner.

6.7           Owner’s Right to Stop Work or Portions of Work. In the event the Work is defective, or Contractor fails to supply sufficient skilled workers or suitable materials or permanent equipment, or fails to perform the Work in such a way that the completed Work will conform to the Contract Documents, Owner shall have the right to order Contractor to stop the Work, or portions of the Work, until the cause for such order has been eliminated. Such order shall be issued to Contractor in writing, and Contractor shall immediately comply with same upon receipt. All costs associated with a stop work order issued under this Section shall be reviewed and approved by the Owner prior to payment.  These costs will be included in the Target Price and Target Schedule only after written approval by the Owner.

6.8           Correction of Defective Work by Contractor. Upon receipt of a notice of defects, or other similar written directive by Owner, Contractor shall;

(i)	Notify Owner the number of calendar days Contractor will use to correct the defective Work;

(ii)
Promptly proceed to correct the defective Work, whether or not fabricated, installed or completed, or if the Work has been rejected by Owner, remove it from the Project and replace it with Work that complies with the Contract Documents. Contractor costs, losses and damages arising out of or relating to such correction or removal and replacement of defective Work, including but not limited to all costs of repair or replacement of affected work by others and cost arising from the delay of the work of others attributable to the actual time Contractor used to correct the defective Work shall be reviewed and approved by the Owner prior to payment; and

(iii)	Not be entitled to any extension of Target Schedule due to any delay in the completion of the Work attributable to Contractor’s correction of defective Work.

(iv)	These costs and time will be included in the Target Price and Target Schedule only after written approval by the Owner.

6.9           Owner Acceptance of Defective Work. Owner, at its sole discretion, may accept defective Work instead of requiring correction or removal and replacement. Contractor costs associated with the inspection and testing that identified such defective Work, along with the cost of any other Owner evaluation made to determine whether or not Owner will accept the defective Work shall be reviewed and approved by the Owner prior to payment.  These costs will be included in the Target Price and Target Schedule only after approval by the Owner.

6.10           Owner’s Right to Correct Defective Work. In the event Contractor fails within the time it committed to in Section 6.8 to correct, or remove and replace defective Work, or Owner has reason to believe Contractor is not diligently proceeding with the correction, removal or replacement of the defective Work, after receipt of written notice, Owner has the right after seven (7) days written notice to Contractor, to correct and remedy any such deficiency under the following terms:

(i)
In exercising the rights and remedies under this Section, Owner shall proceed expeditiously. In connection with the corrective action, Owner shall have the right to exclude Contractor from all or part of the Site, take possession of all or part of the Work and incorporate into the Work all materials and permanent equipment stored at the Site or for which Owner has paid Contractor but are stored elsewhere. Contractor shall allow Owner, its employees, agents, consultants, other contractors and Project Manager Access to the Site to enable Owner to correct the defective Work.

(ii)
All claims and costs incurred by Owner to correct the defective Work shall be borne by Contractor. Such claims and costs shall include but are not limited to all costs of repair, or replacement of work of others destroyed or damaged by correction, removal or replacement of Contractor’s defective Work. Owner shall furnish Contractor written proof of actual costs supporting the Contract Modification reducing the Contractor’s Compensation.  These costs will be included in the Target Price and Target Schedule only after written approval by the Owner.

6.11           Correction of Defects Discovered During Warranty Period. If within the warranty period defined in Article 2 or warranty periods called for elsewhere in the Contract Documents any of the applicable Work is found to be defective or not in accordance with the Contract, Contractor shall promptly correct the defect upon receipt of written notice and instructions from Owner, unless Owner has previously given Contractor written acceptance of such condition.

7 – Protection of Persons and Property

7.1          Responsibility for Safety and Protection of Property. Subject to the requirements of the Contract Documents, Contractor shall be solely responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the Work. Contractor shall take all necessary precautions for the safety of, and provide necessary protection to prevent damage, injury or loss to:

(i)	All persons on the Site or who may be affected by the Work;

(ii)	All the Work and materials and permanent equipment incorporated therein, whether in storage on or off the Site; and

(iii)	Other property at the Site and within the control of the contractor not designated for removal, relocation or replacement in the course of carrying out the Work.

7.2           Owner’s Site Safety Rules. Owner shall provide Contractor with a current copy of Owner’s Site safety rules and Contractor shall comply with same. Contractor shall require its employees, agents, Subcontractors, Sub-subcontractors and anyone directly or indirectly employed in association with the Work to comply with Owner’s Site safety rules.

7.3           Contractor’s Safety Representative. Contractor shall designate a qualified and experienced safety representative at the Site who shall have complete authority to administer and enforce Contractor’s safety program and other safety related obligations specified in the Contract Documents.

7.4           Duty to Suspend Work in the Event of Unsafe Conditions. Contractor shall use due care throughout the Work, and that whenever the details set forth in the Contract Documents for any part of the Work are, in its opinion, faulty or at variance with any rules or ordinances applying to the Work, or are such as will, if followed, result in unsafe conditions or in any damage or loss to persons or property, it will immediately stop work on the portion affected thereby and will promptly notify Owner in writing of such opinion, and in what respect it considers the details are faulty or at variance as aforesaid, and Contractor will not proceed with the part of the Work so affected until it has received a written order from Owner directing what is to be done and when to proceed.

7.5           Hazard Communication Programs. Owner and Contractor shall be responsible for coordinating any exchange of material safety data sheets, or other hazard communications information, associated with their respective portions of the Project, required to be made available or exchanged between employers at the Site in compliance with all laws and regulations.

7.6           Discovery of Hazardous Materials. In the event Contractor discovers hazardous materials, or materials it reasonably believes to be hazardous, not covered under the Contract Documents then Contractor shall immediately suspend work in the area such materials were discovered and immediately notify Owner. Contractor shall take all reasonable precautions to prevent disturbance of discovered hazardous materials or suspected hazardous materials. Contractor shall not proceed with any work in the affected area until it has received a written order from Owner directing what is to be done and when to proceed.

7.7           Environmental Contamination. It is not the intention of the parties that Contractor be exposed to any hazardous waste liability arising out of site contamination that occurred prior to the inception of this Contract, unless caused by or contributed by Contractor’s negligent or wrongful acts or its failure to comply with the terms and conditions of the Contract; or its failure to comply with applicable laws. Accordingly, for the purpose of this Contract, the following conditions apply:

(i)
Contractor shall be liable for and shall provide its own defense for environmental contamination resulting from the release of hazardous waste, onsite or offsite, to the extent that the release is the result from, or is contributed to, by Contractor’s negligent or wrongful acts; or its failure to comply with the applicable terms and conditions of this Contract; or its failure to comply with applicable laws.

(ii)
For the purposes of this subparagraph and its various parts the following definitions shall apply: (1) “Contractor” shall include its officers, directors, employees, subcontractors, agents and representatives; (2) “Liability” shall include any loss, cost expense, or judgments based in theories of common law contract, tort, or any statutory liability, state or federal; (3) “Contamination” shall mean any pre-existing toxic or hazardous waste or substance, pollutant or contaminant at the Site, including without limitation any designated as such under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (CERCLA), or the Resource Conservation and Recovery Act, as amended, (RCRA).

7.8           Protection of Contractor Property. Contractor shall be solely responsible for the protection of its property used in the course of performing the Work to include whatever measures it deems necessary to protect such property. Contractor cost for this protection shall be reviewed and approved by the Owner prior to payment. In no event shall Owner be responsible for the loss or damage to Contractor property or that of Contractor’s Subcontractors or Sub-subcontractors. Notwithstanding, Owner’s employees shall exercise reasonable care in connection with Contractor’s property.

7.9           Safety Equipment. Contactor shall provide to, or cause to be provided to, its employees and agents on the Site the proper safety equipment for the duties provided by that person and shall not permit any employee or agent on the Site who fails or refuses to use aforesaid safety equipment. Contractor shall require its Subcontractors and Sub-subcontractors to comply with this requirement. Owner shall have the right, but not the obligation, to order Contractor to promptly remove any person associated with Contractor or its Subcontractors or Sub-subcontractors from the Site if, in Owner’s opinion, such person fails to use proper safety equipment. The Contractor’s cost for removal of such person shall be reviewed and approved by the Owner prior to payment.

7.10         Responsibility for Loss. Subject to provisions in the Contract Documents, Contractor’s responsibility for protection of the Work, and areas associated with the Work shall continue until Contractor’s receipt of written final acceptance of the Work from Owner. Contractor shall promptly remedy damage or loss to the Work or areas associated with the Work caused in whole or in part by Contractor, its Subcontractors or Sub-subcontractors or persons directly or indirectly employed by any of them, or by any person for whose acts they may be liable, except for loss or damage not attributable to the fault or negligence of the Contractor.

7.11         Emergencies. In the event of any emergency affecting safety of persons and property, Contractor shall reasonably act to prevent threatened injury, damage or loss. Contractor shall maintain records of all expenses associated with its action and Owner shall reimburse Contractor for all such expenses incurred.

8 – Indemnification

8.1           General Indemnification. Contractor shall indemnify and hold harmless the Owner, its parent, subsidiaries, affiliates, officers, directors, partners, employees, agents, the Project Manager,  Owner’s consultants and other contractors from and against all claims, costs, losses, and damages, including but not limited to all attorney and other professional fees and all court and arbitration or other alternative dispute resolution costs, arising out of or relating to the performance of the Work, provided that any such claim, cost, loss, or damage:

(i)	Is attributable to bodily injury, sickness, disease or death, or to injury or destruction of tangible property other than the Work itself; and

(ii)
Is caused in whole or in part by any negligent act or omission by Contractor, its Subcontractors, Sub-subcontractors or suppliers,  or any person or entity directly or indirectly employed by any of them to perform   any of the Work, or anyone for whose acts any of them may be liable.

Notwithstanding the foregoing, Contractor’s obligation to indemnify the Owner for any judgment, decree, or arbitration award shall extend only to the percentage of negligence of Contractor in contributing to such claim or damage. The language of the foregoing sentence shall not apply to litigation fees and related expenses.

Owner shall indemnify Contractor, its parent, officers, directors, partners, and employees from and against all damages, arising out of or relating to the performance of the Work, but excluding attorney and other professional fees, provided that such claim, cost, loss, or damage:

(i)	Is attributable to bodily injury, sickness, disease or death, or to injury or destruction of tangible property other than the Work itself; and

(ii)	Is caused in whole or in part by any negligent act or omission by Owner, its employees or agents.

Notwithstanding the foregoing, Owner’s obligation to indemnify Contractor for any judgment, decree, or arbitration award shall extend only to the percentage of negligence of Owner in contributing to such claim.

8.2           Hazardous Materials Indemnification. To the fullest extent permitted by governing laws and regulations, Owner shall indemnify Contractor for any judgment resulting from any actual or threatened release, discharge, dispersal or escape of, or exposure or threatened exposure of any person or property to any site contamination that occurred prior to the inception of this Contract (hereinafter “Hazardous Materials Claim”), except Owner shall not indemnify Contractor for any Hazardous Materials Claim as may arise from Contractor’s liability under Paragraph 7.7. This indemnity shall not be applicable to any Hazardous Materials Claim unless such claim is made within twelve (12) months of the completion and acceptance of the Work by Owner.

9 – Insurance and Bonds

9.1           General Requirements. All insurance and bonds required by this Contract shall be in effect and satisfactory proof, (including copies of all policies and all endorsements) there of shall be furnished to Owner by Contractor before Contractor, its Subcontractors or any Sub-subcontractors may start work on the Site. Contractor’s cost of any delay arising from Contractor’s failure to comply with this requirement shall be reviewed and approved by the Owner prior to payment.

9.2           Performance, Payment and Other Bonds. Contractor shall furnish all bonds called for in the Contract Documents, if any, within ten (10) days of the effective date of the Contract. Said bonds shall remain in effect for one (1) year after the date when final payment to Contractor becomes due, or until Owner notifies Contractor’s surety the bonds are no longer required. All bonds submitted to Owner shall include a copy of the invoice for premiums of said bonds, and Owner will reimburse Contractor for the actual cost of the premiums of said bonds. The reimbursement shall be included with Contractor’s first progress payment.

9.3           Form of Bonds. All bonds shall be in the form prescribed in the Contract Documents, except as provided otherwise by governing laws and regulations. All sureties executing such bonds shall be acceptable to Owner, and licensed to do businesses in the jurisdictions where the Work will be performed. Any bonds signed by an agent shall be accompanied by a certified copy of such agent’s authority to act.

9.4           Replacement of Surety. In the event the surety on any bond furnished by Contractor is declared bankrupt or becomes insolvent or its right to do business is terminated in any state where any part of the Work is performed, or Owner has reason to believe any of the aforementioned conditions may exist or are likely to occur and Owner provides written notice to Contractor of Owner’s reasonable belief, Contractor shall within twenty (20) days of the event or Owner’s notice substitute another bond and surety in accordance with Sections 9.1 and 9.2.

9.5           Licensed Insurers. All insurance called for in the Contract Documents, whether purchased and maintained by Contractor or Owner, shall be obtained from insurance companies that are duly licensed or authorized to do business in the jurisdiction or jurisdictions where the Work will be performed, and can issue policies for the limits and coverage required. Said insurance companies shall have an A. M. Best rating of “A-VIII” or equivalent.

9.6           Required Insurance Coverage. Contractor shall obtain insurance of the following types and in at least the amounts described as follows:

Insurance Requirement	Coverage
Workers Compensation Insurance- Coverage shall be provided under a Guaranteed Cost policy.	Statutory Limits as required by the laws of the State of Idaho
Employer’s Liability	$1,000,000 each accident for bodily injury or each employee for bodily injury by disease
Commercial General Liability (CGL) – Occurrence Policy form	$2,000,000 each occurrence; $2,000,000 annual Aggregate. Annual aggregate limit, shall apply separately to the Site
Commercial Auto Liability	$1,000,000 each accident
Commercial Umbrella / Excess Liability	$2,000,000 each occurrence and shall be excess of the Auto Liability, Employers Liability, and General Liability limits required in this contract

(i)
Contractor shall cause each Subcontractor employed by Contractor to purchase and maintain insurance of the types described above. When requested by Owner, Contractor shall promptly furnish copies of certificates of insurance evidencing coverage for each Subcontractor.

(ii)
The above described insurance coverages are no representation of coverage adequacy for Contractor’s operations, and shall not be deemed as a limitation on Contractor’s liability under the indemnities granted to Owner in this Contract.

(iii)
In the event Contractor’s liability policies do not contain the standard Insurance Services Office (ISO) separation of insured’s condition, or a substantially similar clause, the policies shall be endorsed to provide cross-liability coverage.

(iv)
CGL insurance shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal and advertising injury, and liability assumed under an Insured Contract (including the tort liability of another assumed in a business contract).

(v)	Owner shall be included as an insured under the auto policy and the Contractor’s CGL, using ISO additional insured endorsement CG 20 10, (11/85 version) or CG 20 10 and CG 20 37 or as substitute providing equivalent coverage, and under the commercial umbrella or excess policy if any. This insurance shall apply as primary insurance with respect to other insurance.

(vi)	Contractor’s commercial auto and umbrella liability insurance shall cover liability arising out of any auto (including owned, hired, and non-owned autos).

(vii)	The Owner shall be added as an Alternate Employer to the Contractors Workers Compensation policy (WC 00 03 01).

9.7           Waiver of Subrogation. Contractor waives all rights against Owner and its affiliates, agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the commercial general liability, business auto workers compensation and, if applicable, commercial umbrella liability insurance described in Article 9.

9.8           Owner Furnished Insurance. Owner may, at its discretion and  at its expense, obtain Builders Risk or other insurance coverage to protect the Work In this event Owner will promptly notify Contractor.  Such insurance shall contain a waiver of subrogation against Contractor and its Subcontractors and Sub-subcontractors. Such coverage shall exclude machinery, tools and equipment for use by Contractor, its Subcontractors and Sub-subcontractors in the performance of the Work. In addition, Contractor agrees that:

(i)
Contractor, its Subcontractors and Sub-subcontractors hereby waive all rights which they, or any of them, may at any time, have against Owner, Project Manager, Owner’s consultants, their respective parent companies, subsidiaries, affiliates of each and their officers, directors, agents, employees and assigns of each, for damages caused by fire or other perils to the extent covered by the insurance provided by Owner, but not their entitlement to any proceeds thereof.

(ii)	Contractor and its Subcontractors and Sub-subcontractors shall comply with any conditions required by Owner furnished insurance at no additional cost to Owner.

9.9           Certificates of Insurance. Contractor shall submit to Owner certificates of insurance, and other evidence of insurance as requested by Owner, which Contractor is required to purchase and maintain within ten (10) days of the effective date of the Contract. Within the same timeframe Owner shall deliver to Contractor certificates of insurance which Owner has agreed to purchase and maintain, and where Contractor is listed as an additional named insured.

10 – Time

10.1           Commencement of the Work. The date of commencement of the Work shall be the date established in the written Notice to Proceed. The date shall not be adjusted by Contractor’s failure to act, or the failure to act of any persons or entities for which Contractor is responsible.

10.2           Contractor Obligation to Comply with Work Completion Schedule. Contractor shall begin the Work on the date of commencement and shall perform the Work diligently and with adequate resources to meet all milestones and substantially complete the Work within the Target Schedule. If in Owner’s reasonable opinion it believes Contractor will not achieve the work completion schedule, then Owner may direct Contractor to take whatever measures Owner deems reasonable to remedy the deficiency.

10.3           Delays and Extensions of Time. The time during which Contractor is delayed in performance of the Work by acts or omissions of Owner, unusually severe or abnormal climatic conditions, acts of God, labor strikes or other conditions beyond Contractor’s control, and which Contractor could not reasonably have foreseen and provided against, shall be added to the Target Schedule stated in the Contract provided Contractor submits its claim in accordance with Article 14 or as mutually agreed to by Owner and Contractor.

10.4           No Damage for Delay. In the event of delays due to acts of God, unusually severe or abnormal weather conditions, or other conditions beyond Contractor’s and Owner’s control, neither Party shall be liable to the other Party for any damages or additional costs that may result there from unless reviewed and approved by the Owner

10.5           Schedule Acceleration for Convenience of Owner. Owner may for its convenience direct Contractor through a Change Notice to reduce the Target Schedule. Contractor shall submit its estimate of additional costs, if any, in accordance with Article 13, but shall not proceed with acceleration of the Work without written authorization from Owner.

11 – Progress Payments

11.1           Contractor’s Application for Progress Payment. Contractor shall submit its application for progress payment to Owner in accordance with the Contract Documents. The application shall show in detail all monies properly payable to the Contractor in accordance with Exhibit “C”, including those items of labor, materials and equipment used or incorporated in the Work and, if Owner has agreed in advance in writing, suitably stored at the Site through and including the payment application date. The application shall include as attachments, waivers of mechanics’ and materialman’s liens by Contractor and its Subcontractors and Sub-subcontractors as of the date of submission of the application for progress payment. Such waivers shall conform in all material respects with the then current provisions of the governing laws. The application shall also include the cost of any work performed under all Extra Work Orders formally agreed to, and in effect in the time period, along with all supporting information. Owner shall have the right to request any reasonable amount of additional information from Contractor to assist Owner’s review of Contractor’s application for progress payment. Contractor shall promptly supply such information.

11.2           Passage of Title. Contractor warrants that title to all Work, materials and permanent equipment covered by an application for progress payment shall pass to the Owner, free and clear of all liens, claims, security interests or encumbrances, upon the tender of payment of the applicable application for payment by Owner to Contractor; and that no Work, materials or permanent equipment covered by the application for payment shall have been acquired, whether by Contractor or by any Subcontractor or Sub-subcontractor, subject to an agreement under which an interest therein or an encumbrance thereon is retained by the seller or otherwise imposed by Contractor or such other person. The passage of title to Owner as provided herein shall not alter or limit the obligations and duties of Contractor with respect to the Work and the materials or permanent equipment incorporated therein as set forth in the Contract.

11.3           Review and Approval of Applications for Progress Payment. If Contractor has submitted an application for progress payment in accordance with the Contract Documents, Owner shall within thirty (30) days, review and approve the same, or such portions thereof covering amounts it determines to be properly due, or shall state in writing its reasons for withholding its approval, whether for all or a part.

11.4           Progress Payments not Final Acceptance of Work. No approval of the application for progress payment, progress payment or any beneficial, partial or entire use or occupancy of the Work by Owner shall constitute an acceptance of any Work which is not in accordance with the Contract Documents; and regardless of approval of an application for progress payment by Owner, Contractor shall remain totally obligated and liable for the performance of the Work in strict compliance with the Contract. In addition, no action by Owner with respect to progress payments shall be deemed a representation by Owner that:

(i)	It has made exhaustive or continuous on-site inspections to check the quality or quantity of the Work;

(ii)
It has approved the construction means, methods, techniques, sequences, coordination or procedures, or the cleanliness of the Site, or the safety precautions and programs, in connection with the Work; or

(iii)	It has made any examination to ascertain how or for what purpose Contractor has used the monies previously paid on account of the Contract.

11.5           Withheld Payments. Owner may withhold its approval of an application for progress payment, in whole or in part, or nullify the whole or any part of an approval previously given, if it determines that the application for payment covers portions of the Work which have not, in fact, been approved or accepted by the Owner, or that it includes amounts for claims allegedly made but not actually made, or subsequently withdrawn, and/or for which payment is not then due or if, and to the extent that, Owner deems it necessary or desirable to protect itself against loss or damage due to:

(i)	Defective Work not remedied;

(ii)	Subcontractor, Sub-subcontractor or other third party claims or liens or reasonable evidence indicating such probable third party claims or liens;

(iii)
Failure or alleged failure of Contractor to make payments to Subcontractors (or of Subcontractors to make payment to Sub-subcontractors) as required by the Contract, or failure to provide lien waivers for previous payments;

(iv)
Inability, or reasonable doubt as to the ability, of Contractor to complete the Work within the Target Schedule, for the unpaid balance of the Contractor’s Compensation or within the estimates prepared by Contractor and submitted to and approved by Owner;

(v)	Damage to Owner or a separate contractor;

(vi)	Unsatisfactory prosecution of the Work by Contractor, its Subcontractors or Sub-subcontractors;

(vii)	Failure of Contractor to maintain the Site in a clean and safe condition;

(viii)	Failure of Contractor to meet any other monetary obligation imposed upon it pursuant to the Contract Documents; or

(ix)	Failure of Contractor to comply with any other provision of the Contract until remedied by the Contractor.

11.6           Owner Right to Make Direct Payments. In the event any of the conditions in Section 11.5 above apply, Owner, after giving Contractor ten (10) days written notice, may make payments on account of labor, materials and/or equipment for the Work directly to the Subcontractors, Sub-subcontractors or persons entitled to the same in lieu of paying the Contractor thereof or make joint payment to any such person or entity and the Contractor. Any amounts so paid shall be credited against the Contractor’s Compensation. No such payments shall create any relationship between the recipient thereof and Owner, nor any duty on the part of Owner. Contractor shall cooperate with the Owner to facilitate any such direct payments and shall provide such evidence as the Owner may request for purposes of determining any amount to be so paid.

12 – Completion of the Work

12.1          Substantial Completion Notice. At such time Contractor believes it has substantially completed the Work in accordance with, or has substantially completed a portion of the Work if provided for in, the Contract Documents, and then Contractor shall submit a written substantial completion notice to Owner. The notice shall include the following:

(i)	A list of Work items Contractor believes need to be completed;

(ii)	A list of outstanding documented Work deficiencies that must be remedied; and

(iii)	Contractor’s estimate of timeframe to complete (i) and (ii).

12.2          Final Punch-list. Owner will, within five (5) days of receipt of Contractor’s substantial completion notice, set a time and place for Owner and Contractor to meet and review the notice and inspect the Work. At such time Owner and Contractor shall reasonably attempt to agree on the final punch-list, which shall address the following:

(i)	Work items Contractor must complete;

(ii)	Work items Owner has agreed to complete, if any, and adjustments to be made to the Target Price;

(iii)	Work deficiencies Contractor must remedy;

(iv)	Work deficiencies Owner has accepted, if any, and adjustments to be made to the Target Price;

(v)	Contractor’s schedule commitment to complete (i) and (iii); and

(vi)	Responsibilities of Owner and Contractor for maintenance, heat, utilities and insurance during the period the final punch-list is completed.

12.3          Completion of Final Punch-list and Final Application for Payment. Owner shall issue the final punch-list to Contractor within five (5) days of the review of the substantial completion notice and receipt of Contractor’s estimate of adjustments for Work to be completed by Owner and deficiencies Owner has accepted. The final punch-list shall constitute a demand for a formal billing including all costs, claims or fees for any outstanding Change Orders, or any other matter which Contractor has not previously waived pursuant to the General Conditions, and itemized projections for any incomplete Work, and Contractor shall be deemed conclusively to have waived the right to payment of any such item, fee or cost of any kind not billed to Owner within fifteen (15) days of delivery to Contractor of the final punch-list. The issuance of the final punch-list shall not constitute a waiver of any rights of Owner, including without limitation the right to those retentions permitted by the Contract. Contractor shall promptly and diligently complete the outstanding Work and/or remedy Work deficiencies. Contractor shall submit its final application for payment to Owner who will review within five (5) days of receipt, and either approve final payment or promptly notify Contractor in writing that all or a portion of final payment is being withheld. In the event Owner withholds all or a portion of the final application for payment it shall state its justification in writing. Owner shall remit the approved portion of the final payment to Contractor within thirty (30) days of Owner’s approval. Contractor shall promptly remedy Work associated with the unapproved portion of the final application for payment, and submit a revised final application for payment for Owner’s review.

12.4           Owner’s Right to Complete Final Punch-list. In the event Contractor fails to complete the Work and/or remedy deficiencies itemized in the final punch-list within the timeframe specified in the Contractor’s schedule commitment, Owner may, with five (5) days written notice to Contractor, complete the final punch-list and deduct the cost thereof from the Target Price.

12.5           Waiver of Claims Upon Final Payment and Retention Release. The parties agree the making and acceptance of final payment will constitute:

(i)	A waiver of all claims by Contactor against Owner other than those previously submitted in writing, but still unsettled; and

(ii)
A waiver of all claims by Owner against Contractor, except Claims arising from unsettled liens, from defective Work identified by Owner after final inspection pursuant to Section 12.2, from failure to comply with any provision of the Contract Documents, or from Contractor’s continuing obligations under the Contract.

13 – Changes to the Work

13.1           Owner Directed Changes. Without invalidating the Contract, and without notice to any surety, Owner may at any time order additions, deletions or revisions to the Work by issue of a Change Notice. Contractor shall within ten (10) days of receipt of the Change Notice submit to Owner an itemized estimate of adjustment to the Target Price and proposed adjustment to the Target Schedule. Owner shall review Contractor’s proposal and have the right to:

(i)
Approve the proposal and issue a Change Order for Contractor’s signature, where in this event Contractor shall promptly initiate the changed work upon execution of the Change Order by Owner and Contractor;

(ii)
Reject all or part of the proposal in writing and return it to Contractor for revision and re-submittal, where in this event Contractor shall respond with a new proposal within five (5) days, unless otherwise specified by Owner; or

(iii)	Issue Contractor an Extra Work Order covering the work described in the Change Notice, where in this event Contractor shall perform work pursuant to Section 13.2.

13.2           Extra Work Orders. If provided for in the Contract Documents, Owner may direct Contractor to perform extra work. Owner shall issue Contractor an Extra Work Order describing the work required and Contractor shall agree in writing with same. When requested by Owner, Contractor shall furnish Owner an estimate of the value of the work covered by an Extra Work Order within five (5) days of receipt of the applicable Extra Work Order. Contractor shall promptly initiate the extra work upon receipt of the Extra Work Order, and shall keep accurate records of all expenses associated with each separate Extra Work Order. Such records shall be provided to Owner when Contractor submits its request for payment pursuant to Article 11. Unless specifically stated in an Extra Work Order or mutually agreed to between Owner and Contractor, Contractor shall not be entitled to an adjustment in Target Schedule. Each Extra Work Order shall be in effect until one of the following occurs:

(i)	Owner directs Contractor to stop the extra work; or

(ii)	Contractor completes the agreed scope of the Extra Work Order.

13.3           No Entitlement for Unauthorized Changes. Contractor shall not be entitled to any increase in the Target Price or extension in Target Schedule for any work performed that is not required by the Contract Documents as amended or modified pursuant to this Article, except in case of an emergency, direction by the Owner, or in the case of uncovering Work pursuant to Article 6.

13.4           Execution of Contract Modifications. All Contract Modifications shall be drawn up by Owner. Subject to the requirements of the Contract Documents, Owner and Contractor shall execute Contract Modifications covering:

(i)	Change Notices issued by Owner pursuant to Section 13.1;

(ii)	Changes in the Target Price Target Schedule or contract terms resulting from the resolution of claims made by either party pursuant to Article 14.

14 – Claims and Disputes

14.1           Concealed or Unknown Conditions. In the event conditions are encountered at the Site which are subsurface or otherwise concealed physical conditions that differ materially from those indicated in the Contract Documents then notice shall be given by the party that first observes the conditions to the other party promptly before the conditions are disturbed. Contractor and Owner shall immediately determine to stop or continue the Work in the area affected by the conditions upon its observation of the conditions or receipt of notice from Owner, whichever occurs first. The Owner shall promptly investigate and notify Contractor within ten (10) days that:

(i)	It has determined the observed conditions do not materially differ from those indicated in the Contract Documents, no change in the Contract is justified and Contractor shall proceed with the Work;

(ii)
The observed conditions differ from those indicated in the Contract Documents, but Owner will require additional time to determine how to proceed. In this event Owner shall provide Contractor with interim instructions; or

(iii)
The observed conditions differ from those indicated in the Contract Documents and an adjustment in the Contract is justified. In this event Owner shall provide Contractor with specific instructions, the requirements of Section 14.2 are waived, and Contractor shall submit a claim to Owner pursuant to Sections 14.3 and 14.4 within the timeframe specified by Owner.

14.2           Timely Submission of Claim Notice by Contractor. No claim by Contractor shall be considered by Owner unless Contractor submits written notice to Owner within twenty one (21) days, or such time as approved by the Owner, following the commencement of each event alleged to be the cause of such claim.  All such notices shall include the basis for the claim and a summarized justification of adjustment of Contractor’s Compensation, or extension of Target Schedule, or both. Owner shall review the notice and within ten (10) days, either approves the claim as submitted, reject it and provide specific reasons for the rejection, or request additional information pursuant to Sections 14.2 and 14.3, in all cases the response to Contractor shall be in writing. In the event additional information is required, Owner shall include with the response to Contractor the number of days for Contractor to supply such information. The number of days for the Contractor to respond shall be as deemed reasonable by Owner, but in no case shall be less than ten (10) days. Approved claims shall be the basis of Contract Modifications pursuant to Section 13.4. Contractor hereby waives any claims which notice was not submitted in accordance with this Section.

14.3           Claims for Adjustment of Contract Times. Claims for adjustment of the work completion schedule, or milestone dates, or both shall be supported with Contractor’s detailed analysis, using the Critical Path Method, detailed Gantt charts or equivalent methods, of the estimated or actual impact on the sequencing and/or timing of Contractor’s activities. Contractor’s analysis shall clearly depict all activity interdependencies and shall include all of Contractor’s assumptions and satisfactory proof of the timing or sequencing of activities actually started and/or completed.

14.4           Claims for Adjustment of Contractor’s Compensation. Claims for adjustment of Contractor’s Compensation shall be supported by records of actual costs attributable to the event, or where additional costs are expected but have not yet occurred shall include detailed estimates of these costs including all supporting justification for labor, materials, construction equipment and permanent equipment costs. In the event the claim for adjustment of Contractor’s Compensation is due to a delay that Contractor believes will extend the overall work completion schedule, then Contractor shall provide an analysis pursuant to Section 14.2. All estimates for claims under this Section shall include the direct cost of labor, materials construction equipment, onsite supervision and other related expenses. Contractor’s mark-ups for profit and overhead shall be as provided in the Target Price.

14.5           Owner Claims Against Contractor. Owner may make claims against Contractor for any valid reason in accordance with the Contract, including but not limited to, Owner correction of defective Work, failure of Contractor to clean-up, or damage caused by Contractor to property or work of Owner or other contractors. Owner shall provide Contractor notice as provided for in other Articles of these General Conditions, and shall provide justification of such claims as provided in Sections 14.3 and 14.4. Owner shall endeavor to resolve such claims in accordance with Section 14.6, but reserves the right to have any claim resolved through arbitration pursuant to Section 14.8 upon written notice to Contractor.

14.6           Resolution of Claims. Owner shall have fifteen (15) days to review Contractor information submitted under Sections 14.3 and 14.4 and render its decision. During this period, Contractor shall submit promptly any additional information or clarifications Owner requests. The Owner shall have the right to extend the review period for good cause. Owner’s decision regarding Contractor’s claim shall be issued to Contractor in writing. Upon receipt of the written decision Contractor shall have the option to:

(i)	Confirm acceptance of the decision as written, in this event Owner shall issue a Contract Modification pursuant to Section 13.4(ii);

(ii)
Request a one (1) day meeting with Owner to negotiate a modification of the decision, in this event Owner and Contractor shall mutually set the date for this meeting. Owner and Contractor agree that the parties will bargain in good faith to resolve the claim during this meeting and if the claim is resolved Owner shall issue a Contract Modification pursuant to Section 13.4(ii); or

(iii)	Promptly submit written notice to Owner that Contractor disputes the decision and Contractor desires to have claim resolved pursuant to Section 14.8.

14.7           Waiver of Consequential Damages. Owner and Contractor mutually agree that the cost of all claims shall cover only those costs directly related to the Work and hereby waive any claim for consequential damages of any kind including, but not limited to, lost profit, home office overhead and business opportunity.

14.8           Resolution of Disputed Claims through Binding Arbitration. All disputed claims in connection with or resulting from this Contract shall be:

(i)
Submitted for mediation to Owner and Contractor who shall meet in person for no less than two (2) hours to discuss in good faith a resolution of such dispute within fifteen (15) days of request by the other party, and if such dispute remains open after two (2) such meetings, held within a period of twenty (20) days;

(ii)
Contractor may request submission of Disputed Claims to Good Faith meetings between Senior and Executive Management of both parties, but it will be at the discretion of Owner, as to whether or not this is employed.  If the dispute remains open after the Good Faith meeting, then;

(iii)
Owner and Contractor shall settle the dispute exclusively and finally by binding arbitration conducted in Coeur d’Alene, Idaho, in accordance with the Uniform Arbitration Act of the State of Idaho as amended and in effect on the date either party commences arbitration proceedings. The parties agree said Act shall control the substantive and procedural aspects of the proceedings, unless otherwise provided for in this Contract. Judicial review may be had pursuant to said Act.

14.9           General Procedures for Binding Arbitration. In the event a dispute is to be settled through binding arbitration, the parties agree to the following general procedures:

(i)
Proceedings shall be initiated by the complaining party serving upon the other party a complaint, as would be done in court proceedings. The allegations regarding the circumstances giving rise to the issues to be arbitrated shall be stated in detail and with particularity. The party upon whom the complaint is served shall answer or otherwise respond with a pleading just as is required by the Idaho Rules of Civil Procedure for a court action, except, however the response shall be made within thirty (30) days from date of service of the complaint.

(ii)
The parties shall agree upon a neutral, competent and willing arbitrator to serve and, if possible, who has experience in cases involving construction contracts. In the event the parties fail to agree upon an arbitrator within twenty (20) days from the date proceedings are initiated, either party may apply to the court for appointment of an arbitrator who meets the criteria set forth herein.

(iii)	The parties agree that the expense and time associated with discovery should be minimized and pre-hearing discovery shall not be allowed except upon order of the Arbitrator for good cause.

(iv)
Each party to the arbitration proceedings shall bear one half of the Arbitrator’s fees and expenses, which shall be promptly paid by each party within fifteen (15) days from each party’s receipt of the Arbitrator’s invoice for services. Upon the rendering of the Arbitrator’s award, the Arbitrator shall determine which party shall pay costs and attorney’s fees, to the extent that the prevailing party shall be entitled to award of the same.

(v)
The parties agree to continue to perform their obligations under this Contract during the resolution of any dispute, including during any mediation and arbitration, unless and until this Contract is lawfully terminated according to its terms, or unless an arbitrator issues an interim determination to the contrary.

(vi)
Judgment may be entered upon any award rendered by the Arbitrator in any court of competent jurisdiction or application may be made to any such court for judicial acceptance of the award and an order of enforcement, as the case may be.

15 – Suspension or Termination of the Contract

15.1           Owner’s Right to Suspend Work. Owner shall have the right, at its sole discretion, to suspend the performance of all or any part of the Work at any time and shall give the Contractor prompt written notice thereof, along with a good faith estimate of the expected term of suspension. Upon receipt of such a notice, Contractor shall proceed with the orderly cessation of Work to accomplish such suspension and take such steps as will protect and preserve the Work completed and permit the resumption of the Work upon termination of the period of suspension. Contractor shall be allowed an adjustment in Target Price or Target Schedule, or both, directly attributable to any such suspension if Contractor submits its claim within fourteen (14) days after receipt of each notice of suspension. In the event such suspension were to continue for more than one hundred eighty (180) days either party shall have the option of terminating the Contract under Section 15.4 below.

15.2           Termination for Cause. Owner may terminate the Contract at any time, by giving thirty (30) days written notice to Contractor specifying that termination is being made under the provisions of this Article and specifying the effective date of termination, if:

(i)	Contractor should be or become insolvent;

(ii)	Contractor should make a general assignment for the benefit of creditors;

(iii)
Any proceeding should be brought by or against Contractor seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief, under the present or any future federal bankruptcy acts or under any other applicable federal or state law or regulation.

(iv)	Any proceeding should be brought seeking the appointment of a receiver or similar officer of court with respect to Contractor's business;

(v)	Contractor should repeatedly refuse or fail to supply enough properly skilled workmen or equipment or materials of the proper quality or quantity to perform the Work;

(vi)
Contractor should fail to prosecute the Work with sufficient promptness and diligence or fail to complete the Work to Owner's satisfaction within the Work Completion Schedule as adjusted by the provisions of this Contract;

(vii)	Contractor should repeatedly fail to make timely payments to Contractor's labor, permitted subcontractors, material, men, or suppliers;

(viii)	Contractor should disregard laws, ordinances, governmental rules or regulations, or should repeatedly disregard instructions of Owner, which are consistent with this Contract; or

(ix)	Contractor should be guilty of a substantial violation of any provision of this Contract.

15.3           Actions under Termination for Cause. In the event of termination for cause Owner shall take possession of the Work, and all materials and permanent equipment associated with thereof which Owner has paid for, whether stored on or off the Site, on the date specified in the notice of termination and:

(i)	Without prejudice to any other right or remedy available to Owner, thereafter may complete the Work, or cause the Work to be completed, by whatever means Owner deems expedient;

(ii)	Contractor shall remove all of its property from the Site and areas associated with the Work within thirty (30) days;

(iii)
Contractor shall return to Owner all information, and copies thereof, furnished by Owner in connection with the Work, together with all data developed by Contractor under this Contract within thirty (30) days; and

(iv)
Contractor shall not be entitled to receive any further payment under the Contract for Work already performed by Contractor until the Work is wholly finished and Owner shall have the right to deduct from any balance due Contractor for Work already performed under this Contract the amount of damage incurred by Owner through Contractor's default, including the cost of completing the Work. In the event the amount of damage exceeds the balance due hereunder, Contractor shall pay to Owner the amount of such excess. Except for payments owed to Contractor for Work performed prior to the date of termination as adjusted above, Contractor shall not be entitled to receive any additional payment as provided in the Contract Documents for Work which it has not performed prior to the termination date.

15.4           Termination for Convenience. Owner may terminate the Contract for its convenience at any time by giving thirty (30) days written notice to Contractor. In the event of such termination:

(i)
Owner shall pay Contractor for all Work completed or partially completed up to the date of termination and Contractor’s cost of Site clean-up as Owner may direct plus the cost of removal of all Contractor property from the Site

(ii)
Contractor shall remove all of its property from the Site and areas associated with the Work within thirty (30) days, restore such areas as provided in the Contract Documents, and shall cause its Subcontractors and Sub-subcontractors to do the same;

(iii)
Owner shall take possession of all materials and permanent equipment to be incorporated into the Work, whether stored on or off the Site. If such materials and permanent equipment are stored in areas other than those owned or controlled by Owner, then Owner shall have up to thirty (30) days to remove said materials and permanent equipment from such areas. Removal and storage of said materials and equipment shall be at Owner’s expense; and

(iv)	Owner shall accept all Work, whether completed or not, in the condition it exists at the time of termination.

15.5           Termination of Portions of Work. Owner may for its convenience terminate a portion of the Work, without terminating the Contract as a whole. In such event Owner shall provide Contractor ten (10) days written notice and the termination of the affected portion of the work, and reduction in the Scope of Work, shall be governed by Section 15.4 above and Article 13.

15.6           Suspension of Work by Contractor. Contractor, with thirty (30) days written notice to Owner, may suspend all or part of the Work provided that:

(i)	Owner has failed for sixty (60) consecutive days to pay Contractor amounts, associated with the Work to be suspended, determined to be due Contractor in accordance with the Contract Documents, or

(ii)	Owner has failed to meet its obligations in the resolution of disputed claim with Contractor, as provided in Article 14, for a consecutive period of ninety (90) days.

(iii)	Owner should be guilty of a substantial violation of any provision of this Contract